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                                                                    EXHIBIT 3.24


                            ARTICLES OF INCORPORATION

                     FOR USE BY DOMESTIC PROFIT CORPORATIONS


Pursuant to Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:


                                    ARTICLE I


The name of the corporation is Prudenville Manufacturing, Inc.


                                   ARTICLE II


The purpose for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation act of Michigan.


                                   ARTICLE III


The total authorized shares are 60,000.


                                   ARTICLE IV


The address and mailing address of the registered office is: 505 North Woodward Avenue, Suite 3000, Bloomfield Hills, Michigan 48304-2967. The name of the resident agent at the registered office is Rex. E. Schlaybaugh, Jr.


                                    ARTICLE V


The name and address of the incorporator is: Stuart D. Logan, 400 Renaissance Center, L-2, Detroit, Michigan 48243.
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                                   ARTICLE VI


When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.


                                   ARTICLE VII


Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consent shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Deliveries made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.


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                                  ARTICLE VIII


The corporation shall not be governed by Chapter 7a of the Michigan Business Corporation Act. This Article VIII may be altered, amended or repealed by the affirmative vote of a majority of the outstanding shares of stock of the corporation entitled to vote thereon.


                                   ARTICLE IX


No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law,
(iii) a violation of Section 551(1) of the Michigan Business Corporation Act or
(iv) a transaction from which the director derived an improper personal benefit. If the Michigan business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.


                                    ARTICLE X


The initial members of the board of the directors of the corporation shall be Steven Lord, Clark Headley, Martin Stevenson and William Murray.


                                   ARTICLE XI


Once shares of corporation common stock have been issued, no further shares of such stock shall be issued by the corporation without the consent of the shareholders of the corporation, as expressed by a majority vote of all issued and outstanding shares.


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I, THE INCORPORATOR, SIGN MY NAME THIS 21ST DAY OF MARCH, 1994.




                                        ------------------------------------
                                        Stuart D. Logan



Please return filed Articles to:

Stuart D. Logan
Dykema Gossett
400 Renaissance Center
Detroit, Michigan  48243


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